CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Procept, Inc. on Form S-3 (File Nos. 333-09987 and 333-51245) and Form S-8 (File Nos. 33-76252, 33-81394, 33-81392, 333-06035, 333-36145, 333-36147, 333-36149,
333-66885, and 333-66887) of our report dated March 17, 1999 on our audits of the financial statements of Procept, Inc. as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which report is included in this Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Selected Financial Data".

                                          /s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 30, 1999